Exhibit 3.19

ARTICLES OF INCORPORATION

OF

DOLGENCORP OF TEXAS, INC.

Know all men by these presents:

The undersigned, being a person desiring to form a corporation for profit under the Kentucky Business Corporation Act, KRS 271B.1-010 et seq., does hereby certify:

(1)                                  The name of the corporation shall be Dolgencorp of Texas, Inc.

(2)                                  The purposes for which it is formed include, but are not limited to, the following:

(A)                              To purchase, take, receive, lease, or otherwise deal in and with,real or personal property, or any interest therein, wherever located;

(B)                                To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets;

(C)                                To purchase, take, receive, subscribe for, or otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

(D)                               To sue and be sued, complain and defend, in its corporate name;

(E)                                 To have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced, provided, however, that the presence or absence of a corporate seal on or from a writing shall neither add to nor detract from the legality thereof nor affect its validity in any manner or respect;

(F)                                 To make contracts and guarantees and incur liabilities, borrow      money at such rates of interest as the corporation may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises and income;

(G)                                To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested;

(H)                               To conduct its business, carry on its operations and have offices and exercise all powers granted by statute, within or without this state;

(I)                                    To elect or appoint officers and agents of the corporation, and define their duties and fix their compensation;

(J)                                   To make and alter bylaws, not inconsistent with its articles of incorporation or with the laws of this state for managing the business and regulating the affairs of the corporation;

(K)                               To make donations for the public welfare or for charitable, scientific or educational purposes;

(L)                                 To transact any lawful business which the board of directors shall find will be in aid of governmental policy;

(M)                            To pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees;

(N)                               To be a promoter, partner, member, associate or manager of any partnership, joint venture, limited liability company, trust or other enterprise; and

(O)                               To have and exercise all powers necessary or convenient to effect its purposes.

(3)                                  The duration of the corporation shall be perpetual.

(4)                                  The address, including street and number, of the principal office of the corporation in this state shall be 427 Beech Street, Scottsville, Kentucky 42164, and the name and address, including street and number of its resident agent is C T Corporation System, 1102 Kentucky Home Building, 239 South Fifth Street, Louisville, Kentucky 40202.

(5)                                  The address, including street and number, of the principal office of the corporation shall be 427 Beech Street, Scottsville, Kentucky 42164.

(6)                                  The total authorized number of no par value common stock shall be one thousand (1,000) shares.

(7)                                  The amount of capital with which the corporation will begin business is Ten Thousand Dollars ($10,000.00).

(8)                                  The name and address, including street and number of the incorporator and a statement of the number of shares subscribed by the incorporator, are as follows:

Name of Incorporator	Address of Incorporator	Number of Shares Subscribed

Dolgencorp, Inc.	427 Beech Street Scottsville, Kentucky 42164	1,000 shares

(9)                                  The number of initial directors to be elected at the first meeting of the shareholders shall be three (3) and they are as follows:

Directors	Addresses of Directors

Cal Turner, Jr.	One Burton Hills Boulevard, Suite 210
Nashville, Tennessee 37215

Bruce A. Quinnell	One Burton Hills Boulevard, Suite 210
Nashville, Tennessee 37215

Bob Carpenter	One Burton Hills Boulevard, Suite 210
Nashville, Tennessee 37215

(10)                            No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty as a director, except to the extent provided by the Kentucky Business Corporation Act as in effect from time to time.  This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption.

Any repeal or modification of the provisions of this Article 10 by the shareholders of the corporation, directly or by adoption of any inconsistent provision of the Articles of Incorporation, shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(11)                            The private property and assets of shareholders shall not be subject to the payment of corporate debts or for corporate liabilities of any kind.

(12)                            At all elections of directors of the Corporation, each shareholder shall be entitled to as many votes as shall equal the number of votes which he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and that he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 24th day of January, 1990.

DOLGENCORP, INC.

Signature:	/s/ Cal Turner, Jr.

Name:	Cal Turner, Jr., President and Chairman

STATE OF TENNESSEE	)
	)	SS
COUNTY OF DAVIDSON	)

On this the 24th day of January, 1990, before me, Clarice Poole, the undersigned officer, personally appeared Cal Turner, Jr., who acknowledged himself to be the President and Chairman of Dolgencorp, Inc., a corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President and Chairman.

In Witness Whereof, I hereunto set my hand and official seal.

Signature:	/s/ Clarice Poole
Notary Public

My Commission Expires: 03/11/91

This instrument was prepared by:

Larry K. Wilcher

Attorney-at-Law

427 Beech Street

Scottsville, Kentucky 42164
(502) 237-5444

Signature:	/s/ Larry K. Wilcher

Name:	Larry K. Wilcher